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                                                                    EXHIBIT 14.2

                              WHISTLEBLOWER POLICY
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                             BOSTONFED BANCORP, INC.
                           BOSTON FEDERAL SAVINGS BANK

                              WHISTLEBLOWER POLICY

PURPOSE:

     The law (Section 301.4 of the Sarbanes Oxley Act) and good business practice requires Audit Committees establish procedures for receiving and handling employee complaints regarding accounting, internal accounting controls, auditing and other matters, and for the confidential, anonymous submission by employees of such without the fear of retaliation or adverse effect in their employment.

INAPPROPRIATE ACTION OR BEHAVIOR:

     The following are examples of actions or behavior that should be reported:

            Fraud or deliberate error in the preparation, evaluation, review or audit of any financial statement or accounting records of the Company.

            Deviation from full and fair reporting of the Company's financial condition.

            Stealing or misappropriation of the Company or its' customers funds or assets.

            Deficiencies in or non-compliance with the Company's Internal Accounting Controls.

            Misrepresentations or false statements.

            Violation of Company policy, regulation or law.

REPORTING RESPONSIBILITY AND PROCEDURES:

        Employees who become aware of any act or behavior described above have the right and responsibility to report such incidents to one or more of the following:

           Your immediate supervisor *
           Chief Executive Officer *
                 David F. Holland, extension 3310
                 Email - david.holland@bfsb.com
           Vice President and Internal Auditor *
                 Daniel LeBlanc, extension 3388
                 Email - dan.leblanc@bfsb.com
           Vice President, Human Resources *
                 Scott Flagg, extension 3320
                 Email - scott.flagg@bfsb.com
           Chairperson of Audit Committee of the Board of Directors
                 Patricia M. Flynn, Director
                 Trustee Professor of Economics & Management
                 Bentley College
                 Telephone - (781) 891-2991
                 Email - pflynn@bentley.edu

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        * -   IF THE ISSUE INVOLVES ONE OR MORE OF THESE INDIVIDUALS, YOU MUST
              BRING THE MATTER DIRECTLY TO THE ATTENTION OF THE CHAIRPERSON OF THE AUDIT COMMITTEE.

      The Chairperson of the Audit Committee will be notified of all such complaints by any of the other individuals receiving such reports. A copy of any written complaint will be forwarded to the Chair of the Audit Committee.

      Employees may make such reports on an anonymous basis if they so choose.

CONFIDENTIALITY:

      All reports made under these procedures will be handled with the maximum degree of confidentiality and information from the report will be shared only to the extent necessary to conduct a complete and fair investigation.

NON-RETALIATION:

      The reporting of such action or behavior that an employee reasonably believes is inappropriate is an important component of our business ethics. Employees making such reports will be free from any retribution, retaliation or adverse effect in their employment. The Company does not tolerate retaliation, this is the Company's promise in return for our employees' making such reports.

      Any employee who discourages or prevents other employees from making such reports or seeking the help or assistance they need, will be subject to disciplinary action, up to and including termination.

INVESTIGATION AND RESOLUTION OF COMPLAINTS:

      All complaints will receive immediate attention and if appropriate, an investigation will commence as soon as practical based on the risk assessment and exposure. As appropriate, resources from the Internal Audit, Human Resources, Security or any other necessary departments will be included to fully investigate the complaint. If necessary, legal counsel and/or the Company's independent auditing firm will be involved in any investigation.

      Where possible and appropriate, the employee filing the complaint will be contacted upon the completion of the investigation and informed of the resolution.

REPORTING:

      On at least a quarterly basis, the Chairperson of the Audit Committee will report to the Audit Committee the receipt of any such complaints and the current status of the investigation and disposition at the conclusion of the investigation.

EMPLOYEE COMMUNICATION:

      The "Whistleblower Policy" will be communicated to all employees annually, will be posted on the Company's intranet, incorporated into new employee orientation programs, Code of Ethics training programs and the Employee Handbook. The Human Resources Department will be responsible for such communications. A copy of this policy shall be signed by each employee and retained on file to evidence such communications.